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                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

San Juan, Puerto Rico
April 4, 1997

          PUEBLO XTRA INTERNATIONAL, INC. AMENDS BANK CREDIT FACILITY


        Pueblo Xtra International, Inc. today announced that its bank group has amended its current bank credit facility with the company to increase Pueblo's current revolving credit facility by an additional $10 million. The banks also amended certain of Pueblo's financial covenants through January 31, 1998, in order to permit the company to maintain ongoing compliance with such covenants. Pueblo believes that such amendments will increase its liquidity and improve its financial flexibility.

        The company also announced that it is currently pursuing a refinancing plan designed to replace its existing bank credit facilities with longer term capital. Such plan is currently expected to be completed by the end of Pueblo's current fiscal quarter.

        The information herein with respect to the refinancing plan contains certain forward-looking statements. These statements are based on the company's expectations and are subject to various risks and uncertainties, including completion of negotiation and documentation related to such refinancing plan.

        Pueblo Xtra International, Inc., through its subsidiary Pueblo International, operates 50 supermarkets and 29 Blockbusters in Puerto Rico and the Virgin Islands, with consolidated revenues of $1 billion.